Exhibit 4.1

EXECUTION VERSION

WF CARD ISSUANCE TRUST

WELLS FARGO BANK, NATIONAL ASSOCIATION,

and

WF CARD FUNDING, LLC

RECEIVABLES PURCHASE AGREEMENT

Dated as of November 14, 2023

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TABLE OF CONTENTS

(continued)

EXHIBIT A	—	FORM OF SUPPLEMENTAL CONVEYANCE

EXHIBIT B	—	FORM OF REASSIGNMENT OF RECEIVABLES IN REMOVED ACCOUNTS

SCHEDULE 1	—	ACCOUNT SCHEDULE

SCHEDULE 5.02	—	REQUIREMENTS OF FDIC RULE

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This RECEIVABLES PURCHASE AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is made as of November 14, 2023, by and between WELLS FARGO BANK, NATIONAL ASSOCIATION (together with its permitted successors and assigns, “WFBNA”) and WF CARD FUNDING, LLC, a Delaware limited liability company (together with its permitted successors and assigns, “Funding”).

BACKGROUND

Each capitalized term is defined in Article I of this Agreement.

WFBNA originates receivables in credit card accounts and, under this Agreement, WFBNA is selling to Funding all receivables arising in a subset of those accounts. Funding intends to securitize those receivables and certain other related assets it purchases pursuant to this Agreement by transferring them to the WF Card Issuance Trust under the Transfer Agreement (as defined below).

AGREEMENT

In consideration of the mutual promises in this Agreement and for other valuable consideration, the receipt and adequacy of which are acknowledged, the parties agree to the following:

ARTICLE I

DEFINITIONS

Section 1.01.    Definitions. The following definitions apply in this Agreement:

“AAA” has the meaning specified in subsection 6.03(b)(i).

“Account” means each Initial Account and each Additional Account. This term includes an Additional Account only from and after the related Addition Date. This term does not include any Removed Account. This term does not include any Account from and after the date on which (i) all of its Receivables have been reassigned to WFBNA under Section 6.01 or Section 6.02, or (ii) WFBNA has, in accordance with subsection 2.01(d), changed its entries in its books and records or computer files with respect to such Account in connection with the sale of such Account as permitted by subsection 5.01(e).

“Account Schedule” means a true and complete schedule of all Accounts that is attached to the Transfer Agreement and marked as Schedule 1 thereto. The Account Schedule may take the form of a computer file, or another tangible or electronic medium that is commercially reasonable. The Account Schedule must identify each Account by its account identification number and all or a portion of the cardholder account number (or by an alpha-numeric identifier that uniquely and objectively identifies the applicable Account pursuant to a protocol that has been provided to Funding, the Issuer and the Indenture Trustee) and by the balance of the Receivables existing in that Account on the Closing Date (for each Initial Account) or the related Addition Date (for each Additional Account) unless otherwise provided in subsection 2.01(e).

“Addition Date” has the meaning, for an Additional Account, set forth in the related Supplemental Conveyance.

“Addition Representation Date” means, as to any Additional Account, the date specified in the related Assignment; provided, that such Addition Representation Date shall not be more than 7 Business Days prior to the Addition Date specified in the related Assignment.

“Additional Account” means each credit card account that is designated as an Account under Section 2.02 and the related Supplemental Conveyance after the Closing Date and that is identified on the Account Schedule from and after the related Addition Date. The term “Additional Account” shall include any Transferred Account relating to any such Additional Account.

“Affiliate” means, for any identified Person, any other Person that (a) is an affiliate or insider of that identified Person, (b) controls that identified Person, (c) is controlled by that identified Person, or (d) is under common control with that identified Person.

“Agreement” has the meaning specified in the first paragraph of this document.

“Annual Membership Fee” means an annual membership fee or similar fee that is charged to an Account under the related Credit Card Agreement.

“Bank” means U.S. Bank National Association, as bank under the Indenture.

“Business Day” means any day other than (a) a Saturday or a Sunday, or (b) any other day on which national banking associations or state banking institutions in New York, New York, Wilmington, Delaware, Minneapolis, Minnesota or Charlotte, North Carolina, are authorized or obligated by law or executive order or governmental decree to be closed.

“Cash Advance Fee” means a cash advance fee or similar fee that is charged to an Account under the related Credit Card Agreement.

“Closing Date” means the opening of business on November 18, 2023.

“Collection Account” has the meaning specified in the Indenture.

“Collections” means all payments on Receivables in the form of cash, checks, wire transfers, electronic transfers, ATM transfers, or any other form of payment. This term includes Recoveries and Insurance Proceeds.

“Credit Card Agreement” means, for any credit card account, the agreement (including any related statement under the Truth in Lending Act) between WFBNA and the related Obligor governing that account.

“Credit Card Guidelines” means WFBNA’s policies and procedures (a) relating to the operation of its credit card business, including its policies and procedures for determining the creditworthiness of credit card customers and for extending credit to credit card customers, and (b) relating to its maintenance of credit card accounts and its collection of credit card receivables.

“Date of Processing” means, with respect to any transaction, the date on which such transaction is first recorded on the Servicer’s computer master file of credit card accounts (without regard to the effective date of such recordation) and, with respect to Interchange, the date on which any amount of Interchange is received by WFBNA.

“Debtor Relief Laws” means (a) the United States Bankruptcy Code, (b) the Federal Deposit Insurance Act, and (c) all other insolvency, bankruptcy, conservatorship, receivership, liquidation, reorganization, or other debtor relief laws affecting the rights of creditors generally, or if applicable, the rights of creditors of banks.

“Defaulted Account” means any Account containing only Receivables that have been charged off as uncollectible under the Credit Card Guidelines and the Servicer’s customary and usual procedures for servicing credit card accounts. An Account becomes a Defaulted Account on the date on which all of its Receivables are recorded as charged-off on the Servicer’s master computer file of credit card accounts.

“Draft Fee” means a draft fee or similar fee that is charged to an Account under the related Credit Card Agreement.

“Eligible Account” means any VISA®, Mastercard®, American Express®, or other major card payment network credit card account* for which each of the following requirements is satisfied as of the Initial Representation Date, in the case of any Initial Account, or as of the related Addition Representation Date, in the case of any Additional Account:

(a)    it exists and is maintained by WFBNA;

(b)    its Receivables are payable in United States dollars;

(c)    the related Obligor’s most recent billing address is located in the United States of America or its territories or possessions;

*	VISA, Mastercard, and American Express are registered trademarks of Visa International Servicer Association, MasterCard International Incorporated, and American Express Company, respectively.

(d)    it is not classified on WFBNA’s electronic records as (i) counterfeit, cancelled, fraudulent, stolen, or lost or (ii) subject to a bankruptcy proceeding of the related Obligor; and

(e)    all of its Receivables have not been charged off as uncollectible under WFBNA’s customary and usual procedures for servicing credit card accounts.

“Eligible Receivable” means any Receivable for which each of the following requirements is satisfied as of the applicable time:

(a)    it arises in an Eligible Account;

(b)    it is created, in all material respects, in compliance with all Requirements of Law applicable to WFBNA, and it is created under a Credit Card Agreement that complies, in all material respects, with all Requirements of Law applicable to WFBNA;

(c)    all consents, licenses, approvals, or authorizations of, or registrations or declarations with, any Governmental Authority that are required for its creation or the execution, delivery, or performance of the related Credit Card Agreement have been obtained or made by WFBNA and are fully effective;

(d)    immediately prior to it being sold to Funding, WFBNA has good and marketable title to it free and clear of all Liens arising through or under WFBNA or any of its Affiliates other than Funding, except for any Lien for municipal or other local taxes if those taxes are currently not due or if WFBNA is currently in good faith contesting those taxes in appropriate proceedings and has set aside adequate reserves for those contested taxes;

(e)    it is the legal, valid, and binding payment obligation of the related Obligor and is enforceable against that Obligor in accordance with its terms, except as enforceability may be limited by Debtor Relief Laws or general principles of equity;

(f)    it is an account under Article 9 of the New York UCC; and

(g)    at the time of its transfer to Funding, WFBNA’s electronic records do not reflect any right of rescission, setoff, counterclaim or any other defense of the Obligor (including the defense of usury), other than defenses arising out of Debtor Relief Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or equity).

“Finance Charge Receivable” means any Receivable that is a Periodic Finance Charge, a Cash Advance Fee, a Late Fee, an Annual Membership Fee, a Draft Fee, a Service Transaction Fee, or a similar fee or charge, including a charge for credit insurance.

“Funding” has the meaning specified in the first paragraph of this Agreement.

“Governmental Authority” means the United States of America or any individual State, any political subdivision of the United States of America or any individual State, or any other entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

“Indenture” means the Indenture, dated as of November 14, 2023, among the Issuer, U.S. Bank Trust Company, National Association, not in its individual capacity but solely in its capacity as the Indenture Trustee and as the Note Registrar, and U.S. Bank National Association, as Bank, as the same may be amended, supplemented or otherwise modified from time to time.

“Indenture Trustee” means U.S. Bank Trust Company, National Association, as indenture trustee under the Indenture.

“Initial Account” means each credit card account that was designated on the Closing Date as an Account under the Transfer Agreement and that is identified on the Account Schedule as an Account from and after the Closing Date. The term “Initial Account” shall include any Transferred Account related to any such Initial Account.

“Initial Representation Date” means, with respect to each Initial Account, November 16, 2023.

“Insolvency Event” means, with respect to an entity: (a) (x) the commencement of an involuntary action seeking (i) a decree or order for relief by a court having jurisdiction in the premises in respect of such Person in a case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization, or other similar law, (ii) the appointment of a custodian, conservator, receiver, liquidator, assignee, trustee, sequestrator, or other similar official of such Person or (iii) the winding up or liquidation of such Person’s affairs, which in each case shall have remained undischarged or unstayed for a period of ninety (90) consecutive days or (y) the entering of any order or decree providing the relief, remedy or other action described in any of clauses (i) through (iii); or (b) the commencement by such Person of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, conservatorship, receivership, reorganization, or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of such Person in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, conservatorship, receivership, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, conservator, receiver, liquidator, assignee, trustee, sequestrator, or similar official of such Person or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or such Person’s failure to pay its debts generally as they become due, or the taking of corporate action by such Person in furtherance of any such action.

“Insurance Proceeds” means, for any Receivable, all amounts recovered on such Receivable under a credit insurance policy covering the related Obligor.

“Interchange” means the interchange fees and issuer rate fees payable to WFBNA, in its capacity as credit card issuer, through VISA USA, Inc., Mastercard International Incorporated, American Express Company, or any other similar entity in connection with cardholder charges for goods or services with respect to the Receivables, which are received by WFBNA on a daily basis, without taking into account any adjustments that may be made to such daily amounts received or, if not determinable as described, such other amount reasonably determined by WFBNA, in its sole discretion, to be the amount of Interchange that is generated by the Receivables arising in the Accounts. WFBNA may, with notice to the Transferor, the Servicer and Moody’s from time to time modify the methodology for determining the amount of Interchange to more closely approximate the actual Interchange relating to the Receivables.

“Involuntary Removal” has the meaning specified in subsection 2.03(b).

“Issuer” means WF Card Issuance Trust, as issuer of the notes issued under the Indenture.

“Late Fee” means a late fee or similar fee that is charged to an Account under the related Credit Card Agreement.

“Lien” means any security interest, lien, mortgage, deed of trust, pledge, hypothecation, encumbrance, assignment, participation interest, equity interest, deposit arrangement, preference, priority, or other security or preferential arrangement of any kind or nature. This term includes any conditional sale or other title retention arrangement and any financing lease having substantially the same economic effect as any security or preferential arrangement. This term does not include any security interest or other lien created under the Transfer Agreement or this Agreement.

“Majority Holders” has the meaning specified in the Indenture.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Note Owner” has the meaning specified in the Indenture.

“Note Rating Agency” means each nationally recognized statistical rating organization that is selected by Funding to rate any security issued by the Issuer.

“Note Registrar” means U.S. Bank Trust Company, National Association, as note registrar under the Indenture.

“Noteholder” has the meaning specified in the Indenture.

“Obligor” means, for any credit card account, any Person obligated to make payments on receivables in that account. This term includes any guarantor but excludes any merchant.

“Officer’s Certificate” means a certificate delivered to Funding and signed by any Vice President or more senior officer of WFBNA.

“Owner Trustee” means Wilmington Trust, National Association, a national banking association, not in its individual capacity, but solely as owner trustee of the Issuer, together with its permitted successors and assigns.

“Periodic Finance Charge” means a finance charge determined by periodic rate or similar charge that is charged to an Account under the related Credit Card Agreement.

“Person” means any person or entity of any nature. This term includes any individual, corporation, limited liability company, partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, unincorporated organization, or Governmental Authority.

“Pool Portfolio Number File” means the file on WFBNA’s computer system and/or the table in the Securitization Data Store (SDS) that identifies the Accounts.

“Principal Receivable” means any Receivable other than a Finance Charge Receivable. In calculating the aggregate amount of Principal Receivables in an Account on any date, the gross amount of Principal Receivables in the Account on that date must be reduced by the aggregate amount of credit balances in the Account on that date.

“Purchase Price” has the meaning specified in subsection 3.01(a).

“Purchase Price Adjustment” has the meaning specified in subsection 3.02(a).

“Purchase Price Payment Date” has the meaning specified in subsection 3.01(c).

“Purchased Assets” has the meaning specified in subsection 2.01(a).

“Qualified Dispute Resolution Professional” means an attorney or retired judge that is independent, impartial, and knowledgeable about and experienced with the laws of the State of New York, specializing in commercial litigation with at least 15 years of experience and whose name is on a list of neutral parties maintained by the AAA.

“Rating Agency Condition” means, with respect to any action subject to such condition, (i) that each Note Rating Agency shall have notified Funding in writing that the proposed action will not result in a reduction or withdrawal of its ratings on any outstanding securities issued by the Issuer or (ii) if at such time any Note Rating Agency has informed Funding that such Note Rating Agency does not provide such written notifications for transactions of this type, then as to such Note Rating Agency Funding shall deliver written notice of the proposed action to such Note Rating Agency at least ten (10) Business Days prior to the effective date of such action (or such shorter period as specified in the relevant Transaction Document provision).

“Reassigned Assets” has the meaning specified in subsection 2.03(a).

“Reassignment” has the meaning specified in subsection 2.03(a).

“Receivable” means any amount payable on an Account by the related Obligors. This term includes Principal Receivables and Finance Charge Receivables.

“Recoveries” means all amounts recovered in respect of Receivables that have previously been charged off as uncollectible; provided that if any amount so recovered relates to both Receivables that have previously been charged off as uncollectible and other receivables, and if it cannot be determined with objective certainty whether such amount relates to Receivables that have previously been charged off as uncollectible or other receivables, the term Recoveries means the amount reasonably estimated by WFBNA as having been recovered in respect of Receivables that have previously been charged off as uncollectible; and provided further that if WFBNA and Funding cannot determine whether a recovered amount relates to a Receivable that was sold to Funding or to a receivable that has not been sold to Funding, this term means the amount reasonably estimated by WFBNA and Funding as having been recovered on the Receivable that was sold to Funding.

“Removal Date” has the meaning specified in subsection 2.03(a)(i).

“Removed Accounts” has the meaning specified in subsection 2.03(a).

“Representing Party” has the meaning specified in subsection 6.03(a).

“Requesting Party” has the meaning specified in subsection 6.03(a).

“Requirements of Law” means, for any Person, (a) any certificate of incorporation, certificate of formation, articles of association, bylaws, limited liability company agreement, or other organizational or governing documents of that Person and (b) any law, treaty, statute, regulation, or rule, or any determination by a Governmental Authority or arbitrator, that is applicable to or binding on that Person or to which that Person is subject. This term includes usury laws, the Truth in Lending Act, and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System.

“Rules” has the meaning specified in subsection 6.03(b)(i).

“Service Transaction Fee” means a service transaction fee or similar fee that is charged to an Account under the related Credit Card Agreement.

“Servicer” means the Person acting, as Servicer, under the Servicing Agreement.

“Servicing Agreement” means the Servicing Agreement, dated as of November 14, 2023, among the Issuer, Funding and WFBNA, as Servicer as the same may be amended, supplemented or otherwise modified from time to time.

“Supplemental Conveyance” has the meaning specified in subsection 2.02(b)(v).

“Transaction Documents” has the meaning specified in the Indenture.

“Transfer Agreement” means the Transfer Agreement, dated as of November 14, 2023, between Funding and WF Card Issuance Trust, as the same may be amended, supplemented or otherwise modified from time to time.

“Transfer Restriction Event” means any event that prevents WFBNA from selling Receivables to Funding under this Agreement. This term includes any Insolvency Event with respect to WFBNA or any order of a Governmental Authority that has this effect.

“Transferor” has the meaning specified in the Indenture.

“Transferred Account” means any VISA,® Mastercard,® American Express,® or other major card payment network credit card account (a) into which all of the Receivables in an Account are transferred because the related credit card was lost or stolen or the related credit card program was changed, if the Credit Card Guidelines do not require a new application or credit evaluation, and (b) that can be traced or identified by reference to the Account Schedule and the computer or other records of the Servicer.

“UCC” means the Uniform Commercial Code of the applicable jurisdiction.

“United States Arbitration Act” means the United States Arbitration Act of 1925, as amended.

“Verified Note Owner” means either (a) a Note Owner that has provided the Representing Party written certification that it is a Note Owner and one other form of documentation, such as a trade confirmation, an account statement, a letter from such Note Owner’s broker or dealer, or another similar document, or (b) any Noteholder.

“WFBNA” has the meaning specified in the first paragraph of this Agreement.

“Zero Balance Account” means an Account with a Receivables balance of zero.

Section 1.02.    Other Definitional Provisions; Rules of Construction (a) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(b)    As used herein and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined herein, and accounting terms partially defined herein to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles or regulatory accounting principles, as applicable. To the extent that the definitions of accounting terms herein are inconsistent with the meanings of such terms under generally accepted accounting principles or regulatory accounting principles, the definitions contained herein shall control. The term “generally accepted accounting principles” with respect to any computation required or permitted hereunder means such accounting principles as are generally accepted in the United States of America at the date of such computation.

(c)     The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, subsection, Schedule and Exhibit references contained in this Agreement are references to Sections, subsections, Schedules and Exhibits in or to this Agreement unless otherwise specified. The term “including” and words of similar import will be deemed to be followed by “without limitation.” The canon of ejusdem generis may be applied only in the context of this Agreement’s purpose and not merely in the context of a particular phrase.

(d)     A reference to any law is to that law as amended or supplemented to the applicable time. A reference to any agreement, document, policy, or procedure is to that agreement, document, policy, or procedure as amended or supplemented to the applicable time. A reference to any Person includes that Person’s successors and permitted assigns. Wherever from the context it appears appropriate, each term defined in either the singular or the plural form incorporates both the singular and the plural form of such term.

ARTICLE II

PURCHASE AND SALE OF RECEIVABLES

Section 2.01.    Purchase and Sale.

(a)    In consideration of Funding’s payment of each related Purchase Price, WFBNA hereby sells and assigns to Funding, without recourse, all of WFBNA’s right, title and interest in, to, and under (i) the Receivables existing on the Closing Date and arising after the Closing Date in each Initial Account, and the Receivables existing on the related Addition Date and arising after that Addition Date in each Additional Account, (ii) all monies due or to become due with respect to such Receivables (including all Finance Charge Receivables), (iii) all Interchange, Insurance Proceeds, and Recoveries allocable to the Receivables, (iv) all Collections on the Receivables, and (v) all proceeds of any of the foregoing property (collectively, the “Purchased Assets”). Funding hereby accepts the Purchased Assets sold under this Agreement.

(b)    Principal Receivables in each Initial Account that exist on the Closing Date, and the related Finance Charge Receivables and other related Purchased Assets, are sold by WFBNA and purchased by Funding on the Closing Date. Principal Receivables in each Initial Account that arise after the Closing Date, and the related Finance Charge Receivables and other related Purchased Assets, are sold by WFBNA and purchased by Funding on the date on which those Principal Receivables arise. Principal Receivables in each Additional Account that exist on the related Addition Date, and the related Finance Charge Receivables and other related Purchased Assets, are sold by WFBNA and purchased by Funding on that Addition Date. Principal Receivables in each Additional Account that arise after the related Addition Date, and the related Finance Charge Receivables and other related Purchased Assets, are sold by WFBNA and purchased by Funding on the date on which those Principal Receivables arise.

(c)    WFBNA does hereby authorize the filing of all financing statements, amendments of financing statements, and continuation statements that are necessary or appropriate to perfect, or to maintain the perfection of, WFBNA’s sale of the Purchased Assets, and shall timely file all such financing statements, amendments of financing statements, and continuation statements pursuant to subsection 5.01(f) of this Agreement and deliver to Funding copies of such documentation. These financing statements, amendments of financing statements, and continuation statements must name the seller of the Purchased Assets, WFBNA, as debtor, U.S. Bank Trust Company, National Association, as Indenture Trustee, as secured party under the Indenture, WF Card Issuance Trust, as Issuer, as the ultimate buyer and assignor secured party under the Transfer Agreement and the Indenture, respectively, and Funding as the intermediate buyer and assignor secured party under this Agreement and the Transfer Agreement, respectively. WFBNA must deliver to Funding a file-stamped copy or other evidence of such filing of each of these financing statements, amendments of financing statements, and continuation statements as soon as practicable after filing. All acts required of WFBNA in this paragraph must be taken at WFBNA’s own expense.

(d)    On or prior to the Closing Date, WFBNA must mark its books, records, and computer files to make clear that the Receivables arising in the Initial Accounts and the related Purchased Assets have been sold to Funding under this Agreement and transferred to the Issuer under the Transfer Agreement and pledged by the Issuer to the Indenture Trustee under the Indenture. On or prior to each Addition Date, WFBNA must mark its books, records, and computer files to make clear that the Receivables arising in the related Additional Accounts and the related Purchased Assets have been sold to Funding under this Agreement, transferred to the Issuer under the Transfer Agreement and pledged by the Issuer to the Indenture Trustee under the Indenture. When a Transferred Account is created, WFBNA must mark its books, records, and computer files to make clear that the Receivables arising in that Transferred Account and the related Purchased Assets have been sold to Funding under this Agreement, transferred to the Issuer under the Transfer Agreement and pledged to the Indenture Trustee under the Indenture. In connection with such marking of its books, records and computer files, WFBNA shall also identify all such Accounts in the Pool Portfolio Number File with the designation “901”, “902”, “903”, “904” or “905”. WFBNA may not change any of these markings or entries in its books, records, or computer files or designation identifying any Account in the Pool Portfolio Number File, in each case relating to an Account unless and until (i) that Account becomes a Removed Account or (ii) WFBNA has taken all actions that are necessary or appropriate to maintain the perfection and the priority of Funding’s ownership interest in the related Purchased Assets. All acts required of WFBNA in this paragraph must be taken at WFBNA’s own expense.

(e)    On or prior to the Closing Date, WFBNA must deliver to Funding the initial Account Schedule (which initial Account Schedule may omit the balance of the Receivables existing in each Account on the Closing Date). Not later than three (3) Business Days following the Closing Date, WFBNA must deliver to Funding an updated Account Schedule (which identifies any Transferred Accounts that were created during the intervening period). On or prior to each Addition Date, WFBNA must deliver to Funding an Account Schedule that identifies the related Additional Accounts (which Account Schedule may omit the balance of the Receivables existing in each Additional Account on the related Addition Date). Not later than three (3) Business Days following the related Addition Date, WFBNA must deliver to Funding an updated Account Schedule (which identifies any Transferred Accounts that were created during the intervening period). On or prior to each Removal Date, WFBNA must deliver to Funding an Account Schedule that identifies the related Removed Accounts (which Account Schedule may omit the balance of the Receivables existing in each Removed Account on the related Removal Date). Not later than three (3) Business Days following the related Removal Date, WFBNA must deliver to Funding an updated Account Schedule (which identifies any Transferred Accounts that were created during the intervening period). Promptly after a request from Funding, and at least once every two (2) months regardless of whether a request is made by Funding, WFBNA must deliver to Funding an updated Account Schedule that identifies all Transferred Accounts that were created during the applicable period. All acts required of WFBNA in this paragraph must be taken at WFBNA’s own expense.

(f)    The parties intend that the transfer of the Purchased Assets by WFBNA to Funding be an absolute sale conveying good title, free and clear of any liens, claims, encumbrances or rights of others, from WFBNA to Funding, and not a secured borrowing. If the transaction under this Agreement were determined to be a secured borrowing or other loan rather than an absolute sale despite this expressly stated intent of the parties, then this Agreement shall constitute a security agreement under applicable law, and WFBNA shall be deemed to have granted, and does hereby grant to Funding a first priority security interest in all of WFBNA’s right, title, and interest, whether now owned or hereafter acquired, in, to, and under the Purchased Assets to secure WFBNA’s obligations under this Agreement. This grant is a protective measure and must not be construed as evidence of any intent contrary to the one expressed in this paragraph.

Section 2.02.    Addition of Accounts.

(a)    Funding may be obligated to designate additional accounts under subsection 2.06(a) of the Transfer Agreement or may elect to designate additional accounts under subsection 2.06(b) of the Transfer Agreement. In either case, Funding may require that WFBNA designate Additional Accounts under this Agreement to enable Funding to satisfy that obligation or election. Funding must give WFBNA notice of this requirement to designate Additional Accounts under this Agreement at least four Business Days prior to the related Addition Date. If WFBNA fails to designate Additional Accounts in compliance with that notice only because sufficient credit card accounts are not available to WFBNA, that failure will not be a breach of this Agreement.

(b)    On each Addition Date, the related Additional Accounts will become Accounts if the following conditions have been satisfied:

(i)    on or prior to that Addition Date, WFBNA must have filed all financing statements, amendments of financing statements, and continuation statements that are required under subsection 2.01(c);

(ii)    on or prior to that Addition Date, WFBNA must have marked its books, records, and computer files to make clear that the Receivables arising in those Additional Accounts and the related Purchased Assets have been sold to Funding under this Agreement, transferred to the Issuer under the Transfer Agreement and pledged to the Indenture Trustee under the Indenture as provided in subsection 2.01(d);

(iii)    on or prior to that Addition Date, WFBNA must have delivered to Funding an updated Account Schedule that identifies those Additional Accounts as provided in subsection 2.01(e);

(iv)    on that Addition Date, WFBNA must have delivered to Funding an Officer’s Certificate of WFBNA, dated that Addition Date, certifying that the applicable representations and warranties described in Sections 4.01 and 4.02 are true and correct; and

(v)    on that Addition Date, WFBNA and Funding must have executed a written assignment covering the related Purchased Assets, substantially in the form of Exhibit A (the “Supplemental Conveyance”).

Section 2.03.    Removal of Accounts.

(a)    From time to time, WFBNA may request (which request Funding may deny) the reassignment to it or its designee of all Funding’s right, title and interest in, to and under (i) the Receivables existing on a specified Removal Date (as defined below) and arising after that Removal Date in one or more specified Accounts (the “Removed Accounts”), (ii) all monies due or to become due with respect to such Receivables (including all Finance Charge Receivables) in such Removed Accounts, (iii) all Interchange, Insurance Proceeds, and Recoveries allocable to such Receivables in such Removed Accounts, (iv) all Collections on such Receivables in such Removed Accounts, and (v) all proceeds of any of the foregoing property (collectively, the “Reassigned Assets”). Any such reassignment shall be subject to the satisfaction of the following conditions:

(i)      on or before the day immediately preceding the desired Removal Date, WFBNA shall have given Funding written notice of such removal and specifying the date for removal of the Removed Accounts (the “Removal Date”);

(ii)     Funding shall have delivered its written consent for such removal to WFBNA;

(iii)    on or prior to the Removal Date, WFBNA shall have delivered to Funding an Account Schedule listing the Removed Accounts; and

(iv)    except in the case of any Involuntary Removal, WFBNA shall have delivered to Funding an Officer’s Certificate, dated as of the Removal Date, to the effect that no selection procedure reasonably believed by WFBNA to be materially adverse to the interests of Funding or any of Funding’s creditors has been used in removing Removed Accounts from among any pool of Accounts of a similar type.

Upon satisfaction of the above conditions (and subject to Funding’s agreement, except in the case of Involuntary Removals, and receipt by Funding of the reassignment price agreed upon between Funding and WFBNA), Funding shall execute and deliver to WFBNA or its designee a written reassignment in substantially the form of Exhibit B (the related “Reassignment”) and shall, without further action, thereby sell and assign to WFBNA or its designee, effective as of the related Removal Date, without recourse, representation or warranty, all of Funding’s right, title and interest in, to and under the Reassigned Assets arising in the Removed Accounts. In addition, Funding shall execute such other documents and instruments of transfer or assignment and take such other actions as shall reasonably be requested by WFBNA to effect the conveyance of Reassigned Assets arising in Removed Accounts pursuant to this subsection 2.03(a). Any repurchase of the Reassigned Assets in Removed Accounts designated pursuant to this subsection 2.03(a) and a related Reassignment shall be effected at a purchase price equal to the fair market value of such Reassigned Assets relating to such Removed Accounts as of the Removal Date as agreed upon by the Issuer and WFBNA prior to such sale.

(b)    WFBNA may from time to time, by complying with subsection 2.03(a)(i)–(iii), designate as Removed Accounts any Accounts identified for purchase by a third party in connection with an affinity or private label arrangement with WFBNA pursuant to the terms of the related credit card program agreement (each, an “Involuntary Removal”). Any repurchase of the Reassigned Assets in Removed Accounts designated pursuant to this subsection 2.03(b) and a related Reassignment shall be effected at a purchase price equal to the fair market value of such Reassigned Assets relating to such Removed Accounts in such Involuntary Removal as of the Removal Date as agreed upon by the Issuer and WFBNA prior to such sale.

(c)    WFBNA may from time to time, at its option, by notice to Issuer, designate as a Removed Account any Zero Balance Account. On or prior to the Removal Date for any Zero Balance Accounts, WFBNA shall have delivered to Funding an Account Schedule listing the Zero Balance Accounts that are to become Removed Accounts.

ARTICLE III

CONSIDERATION AND PAYMENT

Section 3.01.    Purchase Price.

(a)    Funding must pay to WFBNA each purchase price described in this Article III (a “Purchase Price”) in return for the related Purchased Assets. Notwithstanding any other provision of this Agreement, WFBNA is not obligated to sell Principal Receivables, and the related Finance Charge Receivables and other Purchased Assets, to Funding to the extent that Funding does not pay WFBNA the related Purchase Price.

(b)    The Purchase Price for the Principal Receivables in each Initial Account that exist on the Closing Date and the Finance Charge Receivables and other Purchased Assets, is an amount equal to 100% of the aggregate balance of the Principal Receivables and Finance Charge Receivables existing in that Initial Account on the Closing Date, adjusted to reflect the factors that WFBNA and Funding mutually determine will result in a Purchase Price that is equal to the fair market value of those Principal Receivables and the related Finance Charge Receivables and other Purchased Assets. This Purchase Price is payable by Funding to WFBNA in immediately available funds not later than the second Business Day following the Closing Date.

(c)    The Purchase Price for the Principal Receivables in each Initial Account that arise on or after the Closing Date, and the related Finance Charge Receivables and other Purchased Assets, is an amount equal to 100% of the aggregate balance of those Principal Receivables, adjusted to reflect the factors that WFBNA and Funding mutually determine will result in a Purchase Price that is equal to the fair market value of those Principal Receivables and the related Finance Charge Receivables and other Purchased Assets. This Purchase Price is payable by Funding to WFBNA in immediately available funds on each date (a “Purchase Price Payment Date”) mutually selected by WFBNA and Funding, but the Purchase Price Payment Date for any Principal Receivable and the related Finance Charge Receivables and other Purchased Assets must not be later than the fifth Business Day following the calendar month in which that Principal Receivable arises.

(d)    The Purchase Price for the Principal Receivables in each Additional Account that exist on the related Addition Date, and the related Finance Charge Receivables and other Purchased Assets, is an amount equal to 100% of the aggregate balance of those Principal Receivables and the Finance Charge Receivables existing in that Additional Account on that Addition Date, adjusted to reflect the factors that WFBNA and Funding mutually determine will result in a Purchase Price that is equal to the fair market value of those Principal Receivables and the related Finance Charge Receivables and other Purchased Assets. This Purchase Price is payable by Funding to WFBNA in immediately available funds not later than the second Business Day following the Addition Date.

(e)    The Purchase Price for the Principal Receivables in each Additional Account that arise after the related Addition Date, and the related Finance Charge Receivables and other Purchased Assets, is an amount equal to 100% of the aggregate balance of those Principal Receivables, adjusted to reflect the factors that WFBNA and Funding mutually determine will result in a Purchase Price that is equal to the fair market value of those Principal Receivables and the related Finance Charge Receivables and other Purchased Assets. This Purchase Price is payable by Funding to WFBNA in immediately available funds on the related Purchase Price Payment Date, but the Purchase Price Payment Date for any Principal Receivable and the related Finance Charge Receivables and other Purchased Assets must not be later than the fifth Business Day following the calendar month in which that Principal Receivable arises.

(f)    No determination of fair market value under this Section 3.01 can assume any purchase by Funding of Principal Receivables arising in the future or the related Finance Charge Receivables and other Purchased Assets.

Section 3.02.    Adjustments to Purchase Price.

(a)    The Purchase Price payable on any Purchase Price Payment Date will be reduced (a “Purchase Price Adjustment”) if, since the immediately preceding Purchase Price Payment Date, a Principal Receivable previously sold to Funding has been reduced by WFBNA or the Servicer (i) because of a rebate, refund, charge back, unauthorized charge, billing error to the related Obligors, or adjustment (other than by reason of any Servicer error), or (ii) as a result of a fraudulent or counterfeit charge. The amount of that Purchase Price Adjustment is equal to the amount by which that Principal Receivable has been reduced. A Purchase Price Adjustment must not be made for any recalculation that is caused by the Servicer’s breach of its obligations under the Servicing Agreement.

(b)    If a Purchase Price Adjustment causes the Purchase Price to be a negative number, WFBNA must pay to Funding in immediately available funds on the related Purchase Price Payment Date an amount equal to the amount by which the Purchase Price Adjustment exceeds the unadjusted Purchase Price. If that Purchase Price Adjustment also requires Funding to compensate the Issuer under subsection 2.02(e) of the Transfer Agreement, the date by which Funding is required to do so must be a Purchase Price Payment Date.

Section 3.03.    Use of Name, Logo and Marks. To the extent of its interest, WFBNA hereby grants to Funding a non-exclusive license to use the name “Wells Fargo”, “WFBNA,” “Wells Fargo Bank, National Association,” and all related identifying trade or service marks, signs, symbols, logos, and designs but only for use in servicing the Receivables and only for use in a manner that is consistent with the guidelines provided by WFBNA to Funding from time to time. Further, to the extent of its interest, WFBNA hereby grants to Funding a non-exclusive license to use all related servicing software but only for use in servicing the Receivables and only for use in a manner that is consistent with the guidelines provided by WFBNA to Funding from time to time. And further, to the extent of its interest, WFBNA hereby grants to Funding a non-exclusive license to use all related customer lists and other intangibles but only for use in servicing the Receivables and only for use in a manner that is consistent with the guidelines provided by WFBNA to Funding from time to time. These licenses are co-extensive with the term of this Agreement and, subject to their limitations, may be assigned to any servicer engaged by Funding in a securitization of the Receivables.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01.    Representations and Warranties of WFBNA Relating to WFBNA.

(a)    On the Closing Date and each Addition Date, WFBNA represents and warrants to Funding as follows:

(i)    WFBNA is a duly organized national banking association validly existing and in good standing under the laws of the United States of America and has, in all material respects, full power and authority to own its assets and operate its credit card business as presently owned or operated, and to execute, deliver, and perform its obligations under this Agreement. WFBNA is not organized under the laws of any other jurisdiction.

(ii)    WFBNA is duly qualified to do business (or is exempt from such requirements) as a foreign corporation and has obtained all necessary licenses and approvals, in each jurisdiction in which failure to so qualify or to obtain such licenses and approvals would have a material adverse effect on WFBNA or the transactions contemplated by, or its ability to perform its obligations under, this Agreement.

(iii)    WFBNA has duly authorized, by all necessary action, its execution and delivery of this Agreement and any related Supplemental Conveyance and its consummation of the transactions contemplated by this Agreement and any related Supplemental Conveyance and this Agreement will remain, from the time of its execution, an official record of WFBNA.

(iv)    WFBNA’s execution and delivery of this Agreement and any related Supplemental Conveyance, its performance of the transactions contemplated by this Agreement and any related Supplemental Conveyance, and its fulfillment of the terms of this Agreement and any related Supplemental Conveyance do not conflict with, breach any material term of, or cause a material default under (with or without notice or lapse of time or both) any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which WFBNA is a party or by which WFBNA or any of its properties are bound, except where such breach or default could not be reasonably expected to materially and adversely affect WFBNA’s ability to perform its obligations under this Agreement.

(v)    WFBNA’s execution and delivery of this Agreement and any related Supplemental Conveyance, its performance of the transactions contemplated by this Agreement and any related Supplemental Conveyance, and its fulfillment of the terms of this Agreement and any related Supplemental Conveyance do not conflict with or violate any Requirement of Law applicable to WFBNA, except where such conflict or violation could not be reasonably expected to materially and adversely affect WFBNA’s performance of its obligations under this Agreement.

(vi)    No proceeding or investigation against WFBNA is pending or, to the best of WFBNA’s knowledge, threatened before any Governmental Authority that (A) asserts that this Agreement or any related Supplemental Conveyance is invalid, (B) seeks to prevent the consummation of any transaction contemplated by this Agreement or any related Supplemental Conveyance, (C) seeks any determination or ruling that, in WFBNA’s reasonable judgment, would materially and adversely affect WFBNA’s performance under this Agreement or any related Supplemental Conveyance, or (D) seeks any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or any related Supplemental Conveyance.

(vii)    WFBNA has obtained all approvals, authorizations, licenses, consents, and orders required of any Governmental Authority in connection with WFBNA’s execution and delivery of this Agreement and any related Supplemental Conveyance, its performance of the transactions contemplated by this Agreement and any related Supplemental Conveyance, and its fulfillment of the terms of this Agreement and any related Supplemental Conveyance.

(viii)    No Insolvency Event relating to WFBNA has occurred and is continuing.

(ix)      WFBNA’s home office is located at 101 N. Phillips Avenue, Sioux Falls, SD, 57104.

(b)    The representations and warranties set forth in this Section 4.01 will survive the sale of the Purchased Assets to Funding. If WFBNA or Funding discovers a breach of any of these representations and warranties, the party discovering that breach must give prompt notice to the other party and the Indenture Trustee.

Section 4.02.    Representations and Warranties of WFBNA Relating to the Agreement and the Receivables.

(a)    On the Closing Date, in the case of any Initial Account and the related Receivables, and on each Addition Date, in the case of any related Additional Account and the related Receivables, WFBNA represents and warrants to Funding as follows:

(i)      This Agreement and any related Supplemental Conveyance constitute the legal, valid, and binding obligations of WFBNA enforceable against WFBNA in accordance with their terms, except as enforceability may be limited by Debtor Relief Laws or general principles of equity.

(ii)     This Agreement and any related Supplemental Conveyance effect a valid sale and assignment to Funding of the related Receivables, and that sale is perfected under the UCC.

(iii)    No selection procedures adverse to Funding or any of its transferees have been employed by WFBNA (1) as of the Initial Representation Date, in the selection of the Initial Accounts or (2) as of each applicable Addition Representation Date, in the selection of the Additional Accounts designated on such Addition Date.

(iv)    Each related Receivable existing on the Closing Date, in the case of any Initial Account, or existing as of the related Addition Date, in the case of any Additional Account, is sold to Funding free and clear of any Lien arising through or under WFBNA or any of its Affiliates other than Funding, except for any Lien for municipal or other local taxes if those taxes are currently not due or if WFBNA is currently in good faith contesting those taxes in appropriate proceedings and has set aside adequate reserves for those contested taxes.

(v)     Each related Receivable arising after the Closing Date, in the case of any Initial Account, or after the related Addition Date, in the case of any Additional Account, is sold to Funding free and clear of any Lien arising through or under WFBNA or any of its Affiliates other than Funding, except for any Lien for municipal or other local taxes if those taxes are currently not due or if WFBNA is currently in good faith contesting those taxes in appropriate proceedings and has set aside adequate reserves for those contested taxes.

(vi)    WFBNA’s sale to Funding of each related Receivable existing on the Closing Date, in the case of any Initial Account, or existing on the related Addition Date, in the case of any Additional Account, was entered into in the ordinary course of business, not in contemplation of insolvency and with no intent to hinder, delay or defraud WFBNA or its creditors.

(vii)     WFBNA’s sale to Funding of each related Receivable arising after the Closing Date, in the case of any Initial Account, or after the related Addition Date, in the case of any Additional Account, was entered into in the ordinary course of business, not in contemplation of insolvency and with no intent to hinder, delay or defraud WFBNA or its creditors.

(viii)    All consents, licenses, approvals, or authorizations of, or registrations or declarations with, any Governmental Authority that are required in connection with WFBNA’s sale of each related Receivable to Funding have been obtained or made by WFBNA and are fully effective.

(ix)      The Account Schedule identifies all of the existing Accounts.

(x)       As of the Initial Representation Date in the case of any Initial Account, or as of the related Addition Representation Date, in the case of any Additional Account, the related Account is an Eligible Account.

(xi)      As of (1) the Closing Date, in the case of the Initial Accounts, each Receivable existing in that Account on the Closing Date is an Eligible Receivable and (2) the related Addition Date, in the case of any Additional Account, each Receivable existing in that Account is an Eligible Receivable.

(xii)     On any date after the Closing Date, in the case of any Initial Account, or after the related Addition Date, in the case of any Additional Account, on which any new Receivable is created, that Receivable is an Eligible Receivable.

(b)    The representations and warranties set forth in this Section 4.02 will survive the sale of the Purchased Assets to Funding. If WFBNA or Funding discovers a breach of any of these representations and warranties, the party discovering that breach must give prompt notice to the other party, the Issuer and the Indenture Trustee. WFBNA acknowledges that Funding will rely on these representations and warranties in making its own representations and warranties to its transferees, including the Issuer and that the Issuer will rely on these representations and warranties in making its own representations and warranties to its pledgees, including the Indenture Trustee, and WFBNA consents to that reliance.

Section 4.03.    Representations and Warranties of Funding.

(a)    On the Closing Date and each Addition Date, Funding represents and warrants to WFBNA as follows:

(i)    Funding is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Funding has full power and authority, in all material respects, to own its properties as currently owned, to conduct its business as currently conducted, and to execute, deliver, and perform its obligations under this Agreement.

(ii)    Funding is duly qualified to do business (or is exempt from such requirements) as a foreign corporation or foreign limited liability company and has obtained all necessary licenses and approvals, in each jurisdiction in which failure to so qualify or to obtain such licenses and approvals would have a material adverse effect on Funding or the transactions contemplated by, or its ability to perform its obligations under, this Agreement.

(iii)    Funding has duly authorized, by all necessary limited liability company action, its execution and delivery of this Agreement and any related Supplemental Conveyance and its consummation of the transactions contemplated by this Agreement and any related Supplemental Conveyance.

(iv)    Funding’s execution and delivery of this Agreement and any related Supplemental Conveyance, its performance of the transactions contemplated by this Agreement and any related Supplemental Conveyance, and its fulfillment of the terms of this Agreement and any related Supplemental Conveyance do not conflict with, breach any term of, or cause a default under (with or without notice or lapse of time or both) any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which Funding is a party or by which Funding or any of its properties are bound, except where such breach or default could not be reasonably expected to materially and adversely affect Funding’s ability to perform its obligations under this Agreement.

(v)    Funding’s execution and delivery of this Agreement and any related Supplemental Conveyance, its performance of the transactions contemplated by this Agreement and any related Supplemental Conveyance, and its fulfillment of the terms of this Agreement and any related Supplemental Conveyance do not conflict with or violate any Requirement of Law applicable to Funding, expect where such conflict or violation could not be reasonably expected to materially and adversely affect Funding’s performance of its obligations under this Agreement.

(vi)    No proceeding or investigation against Funding is pending or, to the best of Funding’s knowledge, threatened before any Governmental Authority that (A) asserts that this Agreement or any related Supplemental Conveyance is invalid, (B) seeks to prevent the consummation of any transaction contemplated by this Agreement or any related Supplemental Conveyance, (C) seeks any determination or ruling that, in Funding’s reasonable judgment, would materially and adversely affect Funding’s performance under this Agreement or any related Supplemental Conveyance, or (D) seeks any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or any related Supplemental Conveyance.

(vii)    Funding has obtained all approvals, authorizations, licenses, consents, and orders required of any Governmental Authority in connection with Funding’s execution and delivery of this Agreement and any related Supplemental Conveyance, its performance of the transactions contemplated by this Agreement and any related Supplemental Conveyance, and its fulfillment of the terms of this Agreement and any related Supplemental Conveyance.

(viii)    No Insolvency Event relating to Funding has occurred and is continuing.

(b)    The representations and warranties set forth in this Section 4.03 will survive the sale of the Purchased Assets to Funding. If WFBNA or Funding discovers a breach of any of these representations and warranties, the party discovering that breach must give prompt notice to the other party and the Indenture Trustee.

ARTICLE V

COVENANTS

Section 5.01.     Covenants of WFBNA. WFBNA covenants to do the following:

(a)    Except in enforcing or collecting an Account, WFBNA will take no action that results in any Receivable not being an account under Article 9 of the New York UCC, and therefore, WFBNA will take no action that results in any Receivable being an instrument or chattel paper under Article 9 of the New York UCC. If WFBNA breaches this covenant, WFBNA must repurchase the related Receivable as though it qualified for repurchase under Section 6.01.

(b)    Except for the sale to Funding under this Agreement, or, with respect to the Receivables in any Account that became a Defaulted Account, WFBNA will not (i) sell, assign, or transfer any Receivable to any other Person, (ii) take any other action that is inconsistent with the ownership of each Receivable by Funding or its transferee, or (iii) grant, create, incur, assume, or suffer to exist any Lien arising through or under WFBNA on any Receivable, except for any Lien for municipal or other local taxes if those taxes are currently not due or if WFBNA is currently in good faith contesting those taxes in appropriate proceedings and has set aside adequate reserves for those contested taxes. WFBNA will not claim any interest in any Receivable and will defend the ownership interest of Funding or its transferee in each Receivable against any third party claiming through or under WFBNA.

(c)    If a Transfer Restriction Event occurs, WFBNA must continue to allocate and pay to Funding all Collections on the Receivables that previously were sold to Funding unless prohibited from doing so by any Governmental Authority or Requirement of Law. If WFBNA and Funding cannot determine whether collections relate to a Receivable that was sold to Funding or to a receivable that cannot be sold to Funding, WFBNA must allocate payments on the related Account proportionately based on the total amount of Principal Receivables in that Account then owned by Funding or any transferee through it and the total amount of principal receivables in that Account then owned by WFBNA. WFBNA will acknowledge that Funding or transferees through it continue to own all Principal Receivables that were sold to Funding prior to the Transfer Restriction Event, all Collections on those Principal Receivables, all

Finance Charge Receivables that accrue on those Principal Receivables regardless of when they arise, and all Collections on those Finance Charge Receivables.

(d)    If WFBNA, in its individual capacity, as opposed to in its capacity as servicer under the Servicing Agreement, receives Collections on any Receivable and/or any amount of Interchange with respect to any Receivable, WFBNA shall, as promptly as possible after the Date of Processing of such Collections and/or such Interchange, as applicable, but in no event later than the second Business Day following such Date of Processing, deliver such Collections and/or such Interchange to Funding or, if Funding directs, to its designee or agent. In connection with this covenant, WFBNA acknowledges that Funding has directed WFBNA to deliver any such Collections and/or any such Interchange hereunder to the Servicer under the Servicing Agreement to be allocated, paid and deposited as provided in the Transaction Documents.

(e)    WFBNA shall not convey, assign, exchange or otherwise transfer any Account until such time as such Account becomes a Defaulted Account or a Removed Account.

(f)    WFBNA shall timely file in all appropriate filing offices the documents which are necessary or advisable to perfect and maintain the perfection of Funding’s interest in the Purchased Assets.

(g)    WFBNA will not change its name or its type or jurisdiction of organization without first delivering to Funding an opinion of counsel stating that all actions and filings that are necessary or appropriate to maintain the perfection and the priority of Funding’s ownership interest in the Receivables have been taken or made.

(h)    On or before April 30 in each calendar year, beginning in 2024, WFBNA will deliver to Funding, the Issuer and the Indenture Trustee an opinion of counsel (i) stating that no further filing of any financing statement, amendment of financing statement, or continuation statement is then necessary to perfect Funding’s ownership interest in the Receivables, and (ii) stating that no further filing of any financing statement, amendment of financing statement, or continuation statement will be necessary prior to April 30 of the next calendar year to maintain the perfection of Funding’s ownership interest in the Receivables or, if that is not the case, identifying each filing that will be necessary prior to April 30 of that calendar year.

(i)    Except (i) as otherwise required by any Requirements of Law or (ii) as is deemed by WFBNA to be necessary in order for it to maintain its consumer credit card business or a program operated by such consumer credit card business on a competitive basis based on a good faith assessment by it of the nature of the competition in the consumer credit card business or such program, WFBNA shall not at any time reduce the annual percentage rate of the Periodic Finance Charges assessed on the Receivables or other fees charged on any of the Accounts if such reduction would not be also applied to any comparable segment of accounts owned by WFBNA which have characteristics the same as, or substantially similar to, such Accounts that are subject to such change, except as otherwise restricted by an endorsement, sponsorship, or other agreement between WFBNA and an unrelated third party or by the terms of the Credit Card Agreements.

(j)    WFBNA shall comply with and perform its obligations under the Credit Card Agreements relating to the Accounts and the Credit Card Guidelines except insofar as any failure so to comply or perform would not materially and adversely affect the rights of Funding or any of its assigns. Subject to compliance with each Requirement of Law, WFBNA may change the terms and provisions of the applicable Credit Card Agreements or the applicable Credit Card Guidelines with respect to any of the Accounts in any respect (including the calculation of the amount, or the timing, of charge-offs and the Periodic Finance Charges and other fees to be assessed thereon) only if in the reasonable judgment of WFBNA such change would be made applicable to any comparable segment of the revolving credit card accounts owned by WFBNA which have characteristics the same as, or substantially similar to, such Accounts that are subject to such change, except as otherwise restricted by an endorsement, sponsorship, or other agreement between WFBNA and an unrelated third party or by the terms of the Credit Card Agreements.

(k)    WFBNA shall notify Funding after becoming aware of any Lien arising through or under WFBNA on any Purchased Asset.

Section 5.02.    Mutual Covenants; Compliance with the FDIC Rule.

(a)    Each of WFBNA and Funding acknowledges and agrees that the purpose of this Section 5.02 is to comply with the provisions of the FDIC Rule and FDIC Interpretations.

(b)    Schedule 5.02 is expressly incorporated in this Agreement. Each of WFBNA and Funding agree to perform their respective obligations set forth in Schedule 5.02 and to take such other action (or refrain from taking action) to give full effect to the requirements set forth on Schedule 5.02.

(c)    In the event that WFBNA becomes the subject of an insolvency proceeding and the FDIC as receiver or conservator provides a written notice of repudiation as contemplated by paragraph (d)(4)(ii) of the FDIC Rule to WFBNA or Funding, the party receiving such notice shall promptly deliver such notice to the other party, with a copy to the Issuer, the Owner Trustee and the Indenture Trustee.

ARTICLE VI

REPURCHASE OBLIGATION

Section 6.01.     Reassignment of Ineligible Receivables.

(a)    WFBNA must accept reassignment of any Receivable if Funding is required to accept reassignment of that Receivable under subsection 2.04(d) of the Transfer Agreement and if either of the following conditions is satisfied:

(i)    (A) the representation of WFBNA under subsection 4.02(a)(iv) or (vi) relating to that Receivable is not true and correct as of the applicable date, or the representation of WFBNA under subsection 4.02(a)(xi) or (xii) relating to that Receivable is not true and correct as of the applicable date because clause (d) of the definition of Eligible Receivable is not satisfied, and

(B) any of the following conditions is satisfied: (I) that Receivable is charged off as uncollectible, (II) the interest of Funding or its transferee in that Receivable or its proceeds is impaired, (III) the proceeds of that Receivable are not available to Funding or its transferee free and clear of any Lien, (IV) the Lien on that Receivable runs in favor of any Governmental Authority, (V) the Lien on that Receivable is a tax lien, (VI) the Lien on that Receivable arises under Title IV of the Employee Retirement Income Security Act, or (VII) WFBNA has consented to the Lien on that Receivable; or

(ii)    (A)(I) the representation of WFBNA under subsection 4.02(a)(iv), (xi), or (xii) relating to that Receivable is not true and correct as of the applicable date and that breach is not addressed by subsection 6.01(a)(i), or (II) the representation of WFBNA under subsection 4.02(a)(i), (ii), (v), (viii), or (ix) relating to that Receivable is not true and correct as of the applicable date, and

(B) any of the following conditions is satisfied: (I) the related Account is a Defaulted Account, (II) the interest of Funding or its transferee in that Receivable or its proceeds is impaired, or (III) the proceeds of that Receivable are not available to Funding or its transferee free and clear of any Lien, and

(C) that breach is not cured within sixty (60) days, or a longer period up to one hundred twenty (120) days to which Funding consents, from the earlier of the date on which WFBNA discovers that breach or the date on which WFBNA is given notice of that breach.

(b)    WFBNA must accept reassignment of any Receivable described in subsection 6.01(a) on the date on which that Receivable is reassigned to Funding under subsection 2.04(e) of the Transfer Agreement. On that date, automatically and without further action, Funding hereby reassigns to WFBNA, without recourse, representation, or warranty, all of Funding’s right, title and interest in, to, and under (i) that Receivable, (ii) all monies due or to become due with respect to such Receivable, (iii) all Interchange, Insurance Proceeds, and Recoveries allocable to that Receivable, (iv) all Collections on that Receivable, and (v) all proceeds of any of the foregoing property. On that date, WFBNA must pay to Funding or, if Funding directs, to its designee or agent, in immediately available funds an amount equal to the unpaid balance of that Receivable, and Funding will treat that Receivable as collected in full. Also on that date, automatically and without further action WFBNA acknowledges that Funding has directed it to deliver these immediately available funds to the Servicer under the Servicing Agreement for deposit into the Collection Account pursuant to the Indenture. Funding must execute all agreements and other documents, and must take all other actions, that are reasonably requested by WFBNA to effectuate this reassignment.

(c)    After a reassignment under subsection 6.01(b), if WFBNA and Funding cannot determine whether collections relate to a Receivable that is owned by Funding or any applicable transferee or to a receivable that has been reassigned to WFBNA, WFBNA and Funding must allocate payments on the related Account proportionately based on the total amount of Principal Receivables in that Account then owned by Funding or any applicable transferee and the total amount of principal receivables in that Account then owned by WFBNA.

Section 6.02.    Reassignment of Other Receivables.

(a)    WFBNA must accept reassignment of a set of Receivables if Funding is required to accept reassignment of those Receivables under subsection 2.04(e) of the Transfer Agreement and if the representation of WFBNA under subsection 4.02(a)(i) or (ii) relating to those Receivables is not true and correct as of the applicable date.

(b)    WFBNA must accept reassignment of the Receivables described in subsection 6.02(a) on the date on which those Receivables are reassigned to Funding under subsection 2.04(e) of the Transfer Agreement. On that date, automatically and without further action, Funding hereby reassigns to WFBNA, without recourse, representation, or warranty, all of Funding’s right, title and interest in, to, and under (i) those Receivables, (ii) all monies due or to become due with respect to such Receivables, (iii) all Interchange, Insurance Proceeds, and Recoveries allocable to those Receivables, (iv) all Collections on those Receivables, and (v) all proceeds of any of the foregoing property. On the Business Day immediately preceding that date, WFBNA must pay to Funding or, if Funding directs, to its designee or agent, in immediately available funds an amount equal to the unpaid balance of those Receivables, and Funding will treat those Receivables as collected in full. WFBNA acknowledges that Funding has directed it to deliver these immediately available funds to the Servicer under the Servicing Agreement for deposit into the Collection Account pursuant to the Indenture. Funding must execute all agreements and other documents, and must take all other actions, that are reasonably requested by WFBNA to effectuate this reassignment.

Section 6.03.    Dispute Resolution.

(a)    If any Receivable is subject to repurchase pursuant to Section 6.01 or Section 6.02 of this Agreement, which repurchase is not resolved in accordance with the terms of this Agreement within one hundred eighty (180) days after notice is delivered to WFBNA as specified in any such Section, Funding, the Indenture Trustee, acting at the direction of the Majority Holders of all Series, or a Verified Note Owner (each, a “Requesting Party”) will have the right to refer the matter, at its discretion, in the case of Funding, and solely as directed, in the case of the Indenture Trustee, to either third-party mediation (including nonbinding arbitration) or arbitration pursuant to this Section 6.03 and WFBNA is hereby deemed to consent to the selected resolution method. At the end of the 180-day period described above, the Representing Party (as defined below) may provide notice informing the Requesting Party of the status of its request or, in the absence of any such notice, the Requesting Party may presume that its request remains unresolved. The Requesting Party will provide written notice of its intention to refer the matter to mediation or arbitration to WFBNA (in such capacity, the “Representing Party”) within thirty (30) calendar days following such one hundred eightieth (180th) day. WFBNA agrees to participate in the resolution method selected by the Requesting Party.

(b)    If the Requesting Party selects mediation as the resolution method, the following provisions will apply:

(i)      The mediation will be administered by the American Arbitration Association (the “AAA”) pursuant to its Commercial Arbitration Rules and Mediation Procedures in effect at the time the mediation is initiated (the “Rules”); provided, that if any of the Rules are inconsistent with the procedures for the mediation or arbitration stated in this Agreement, the procedures in this Agreement will control.

(ii)     The mediator must be a Qualified Dispute Resolution Professional. Upon being supplied a list, by the AAA, of at least ten potential mediators that are each Qualified Dispute Resolution Professionals, each of the Requesting Party and the Representing Party will have the right to exercise two (2) peremptory challenges within fourteen (14) days and to rank the remaining potential mediators in order of preference. The AAA will select the mediator from the remaining potential mediators on the list respecting the preference choices of the parties to the extent possible.

(iii)    Each of the Requesting Party and the Representing Party will use commercially reasonable efforts to begin the mediation within ten (10) Business Days of the selection of the mediator and to conclude the mediation within thirty (30) days of the start of the mediation.

(iv)    The fees and expenses of the mediation will be allocated as mutually agreed by the Requesting Party and the Representing Party as part of the mediation.

(v)     A failure by the Requesting Party and the Representing Party to resolve a disputed matter through mediation shall not preclude either party from seeking a resolution of such matter through the initiation of a judicial proceeding in a court of competent jurisdiction, subject to subsection 6.03(d) below.

(c)    If the Requesting Party selects arbitration as the resolution method, the following provisions will apply:

(i)     The arbitration will be held in accordance with the United States Arbitration Act, notwithstanding any choice of law provision in this Agreement, and under the auspices of the AAA and in accordance with the Rules.

(ii)    If the repurchase request specified in subsection 6.03(a) involves the repurchase of an aggregate amount of Receivables of less than 5% of the total Principal Receivables held by the Issuer as of the date of such repurchase request, a single arbitrator will be used. That arbitrator must be a Qualified Dispute Resolution Professional. Upon being supplied a list of at least ten potential arbitrators that are each Qualified Dispute Resolutions Professionals by the AAA, each of the Requesting Party and the Representing Party will have the right to exercise two (2) peremptory challenges within fourteen (14) days and to rank the remaining potential arbitrators in order of preference. The AAA will select the arbitrator from the remaining potential arbitrators on the list respecting the preference choices of the parties to the extent possible.

(iii)    If the repurchase request specified in subsection 6.03(a) involves the repurchase of an aggregate amount of Receivables equal to or in excess of 5% of the total Principal Receivables held by the Issuer as of the date of such repurchase request, a three-arbitrator panel will be used. The arbitral panel will consist of three (3) Qualified Dispute Resolution Professionals, (A) one to be appointed by the Requesting Party within five (5) Business Days of providing notice to the Representing Party of its selection of arbitration, (B) one to be appointed by the Representing Party within five (5) Business Days of the Requesting Party’s appointment of an arbitrator, and (C) the third, who will preside over the arbitral panel, to be chosen by the two party-appointed arbitrators within five (5) Business Days of the Representing Party’s appointment. If any party fails to appoint an arbitrator or the two (2) party-appointed arbitrators fail to appoint the third within the relevant time periods, then the appointments will be made by the AAA pursuant to the Rules.

(iv)    Each arbitrator selected for any arbitration will abide by the Code of Ethics for Arbitrators in Commercial Disputes in effect as of the date of this Agreement. Prior to accepting an appointment, each arbitrator must promptly disclose any circumstances likely to create a reasonable inference of bias or conflict of interest or likely to preclude completion of the hearings within the prescribed time schedule. Any arbitrator selected may be removed by the AAA for cause consisting of actual bias, conflict of interest or other serious potential for conflict.

(v)    The Requesting Party and the Representing Party each agree that it is their intention that after consulting with the parties, the arbitrator or arbitral panel, as applicable, will devise procedures and deadlines for the arbitration, to the extent not already agreed to by the parties, with the goal of expediting the proceeding and completing the arbitration within thirty (30) days after appointment of the arbitrator or arbitral panel, as applicable. The arbitrator or the arbitral panel, as applicable, will have the authority to schedule, hear, and determine any and all motions, including dispositive and discovery motions, in accordance with New York law then in effect (including prehearing and post hearing motions), and will do so on the motion of any party to the arbitration. Notwithstanding any other discovery that may be available under the Rules, unless otherwise agreed by the parties, each party to the arbitration will be limited to the following discovery in the arbitration:

(A)    Consistent with the expedited nature of arbitration, the Requesting Party and the Representing Party will, upon the written request of the other party, promptly provide the other with copies of documents relevant to the issues raised by any claim or counterclaim on which the producing party may rely in support of or in opposition to the claim or defense.

(B)    At the request of a party, the arbitrator or arbitral panel, as applicable, shall have the discretion to order examination by deposition of witnesses to the extent the arbitrator or arbitral panel deems such additional discovery relevant and appropriate. Depositions shall be limited to a maximum of three (3) per party and shall be held within thirty (30) calendar days of the making of a request. Additional depositions may be scheduled only with the permission of the arbitrator or arbitral panel, and for good cause shown. Each deposition shall be limited to a maximum of three (3) hours’ duration. All objections are reserved for the arbitration hearing except for objections based on privilege and proprietary or confidential information.

(C)    Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by the arbitrator or arbitral panel, which determination shall be conclusive.

(D)    All discovery shall be completed within sixty (60) days following the appointment of the arbitrator or the arbitral panel, as applicable; provided, that the arbitrator or the arbitral panel, as applicable, will have the ability to grant the parties, or either of them, additional discovery to the extent that the arbitrator or the arbitral panel, as applicable, determines good cause is shown that such additional discovery is reasonable and necessary.

(vi)    The Requesting Party and the Representing Party each agree that it is their intention that the arbitrator or the arbitral panel, as applicable, will resolve the dispute in accordance with the terms of this Agreement, and may not modify or change this Agreement in any way. The arbitrator or the arbitral panel, as applicable, will not have the power to award punitive damages or consequential damages in any arbitration conducted. The Requesting Party and the Representing Party each agree that it is their intention that in its final determination, the arbitrator or the arbitral panel, as applicable, will determine and award the costs of the arbitration (including the fees of the arbitrator or the arbitral panel, as applicable, cost of any record or transcript of the arbitration, and administrative fees) and reasonable attorneys’ fees to the parties as determined by the arbitrator or the arbitral panel, as applicable, in its reasonable discretion. The determination of the arbitrator or the arbitral panel, as applicable, must be consistent with the provisions of this Agreement, including Section 9.06 (with the understanding that any costs allocated to Funding under this subsection 6.03(c)(vi) will be limited as though such costs were claims of WFBNA for purposes of Section 9.06), and will be in writing and counterpart copies will be promptly delivered to the parties. The determination of the arbitrator or the arbitral panel, as applicable, may be reconsidered once by the arbitrator or the arbitral panel, as applicable, upon the motion and at the expense of either party. Following that single reconsideration, the determination of the arbitrator or the arbitral panel, as applicable, will be final and non-appealable and may be entered in and may be enforced in, any court of competent jurisdiction.

(vii)    By selecting arbitration, the Requesting Party is giving up the right to sue in court, including the right to a trial by jury.

(viii)    No Person may bring a putative or certified class action to arbitration.

(d)    The following provisions will apply to both mediations and arbitrations:

(i)      Any mediation or arbitration will be held in Charlotte, North Carolina.

(ii)     Notwithstanding this dispute resolution provision, the parties will have the right to seek provisional or ancillary relief from a competent court of law, including a temporary restraining order, preliminary injunction or attachment order, provided such relief would otherwise be available by law.

(iii)    The details and/or existence of any unfulfilled repurchase request specified in subsection 6.03(a) above, any informal meetings, mediations or arbitration proceedings, including all offers, promises, conduct and statements, whether oral or written, made in the course of the parties’ attempt to informally resolve an unfulfilled repurchase request, and any discovery taken in connection with any arbitration, will be confidential, privileged and inadmissible for any purpose, including impeachment, in any mediation, arbitration or litigation, or other proceeding; provided, however, that any discovery taken in any arbitration will be admissible in that particular arbitration. Such information will be kept strictly confidential and will not be disclosed or discussed with any third party (excluding a party’s attorneys, experts, accountants and other agents and representatives, as reasonably required in connection with the related resolution procedure), except as otherwise required by law, regulatory requirement or court order. If any party to a resolution procedure receives a subpoena or other request for information from a third party (other than a governmental regulatory body) for such confidential information, the recipient will promptly notify the other party to the resolution procedure and will provide the other party with the opportunity to object to the production of its confidential information. Notwithstanding anything in this Section 6.03 to the contrary, any discovery taken in connection with any arbitration pursuant to subsection 6.03(c) above will be admissible in that particular arbitration.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01.    Conditions to Funding’s Obligation on the Closing Date. Funding’s obligation to purchase the Receivables in each Initial Account that exist on the Closing Date, and the related Finance Charge Receivables and other Purchased Assets is subject to the following conditions being satisfied:

(a)    the representations and warranties made by WFBNA in this Agreement on the Closing Date must be true and correct;

(b)    all information provided by WFBNA to Funding relating to the Initial Accounts must be true and correct;

(c)    WFBNA must have (i) delivered the initial Account Schedule to Funding and (ii) performed all other obligations required of WFBNA prior to the Closing Date under this Agreement;

(d)    WFBNA must have filed all financing statements, amendments of financing statements, and continuation statements that are required under subsection 2.01(c); and

(e)    all corporate and legal matters relating to this Agreement must have been addressed in a manner satisfactory to Funding, and all related documents reasonably requested of WFBNA by Funding must have been received.

Section 7.02.    Conditions to WFBNA’s Obligation on the Closing Date. WFBNA’s obligation to sell the Receivables in each Initial Account that exist on the Closing Date, and the related Finance Charge Receivables and other Purchased Assets, is subject to the following conditions being satisfied:

(a)    the representations and warranties made by Funding in this Agreement on the Closing Date must be true and correct; and

(b)    all corporate and legal matters relating to this Agreement must have been addressed in a manner satisfactory to WFBNA, and all related documents reasonably requested of Funding by WFBNA must have been received.

ARTICLE VIII

TERM AND PURCHASE TERMINATION

Section 8.01.    Term. This Agreement will commence on the Closing Date and will continue at least until the earlier of (a) the termination of the Issuer and (b) the amendment of the Transfer Agreement to remove Funding as Transferor. After that time, WFBNA and Funding may terminate this Agreement by mutual agreement.

Section 8.02.    Purchase Termination. WFBNA immediately must cease to sell Principal Receivables, and the related Finance Charge Receivables and other Purchased Assets, to Funding if an Insolvency Event with respect to WFBNA occurs. Still, Funding or its transferee will continue to own all Principal Receivables that were sold to Funding prior to such Insolvency Event with respect to WFBNA, all Collections on those Principal Receivables, all Finance Charge Receivables that accrue on those Principal Receivables regardless of when they arise, and all Collections on those Finance Charge Receivables. If WFBNA and Funding cannot determine whether collections relate to a Receivable that was sold to Funding or to a receivable that has not been sold to Funding, WFBNA and Funding must allocate payments on the related Account proportionately based on the total amount of Principal Receivables in that Account then owned by Funding or any applicable transferee and the total amount of principal receivables in that Account then owned by WFBNA. WFBNA promptly must give notice of any Insolvency Event with respect to itself to Funding, the Issuer and the Indenture Trustee.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.01.    Amendment. This Agreement can only be modified in a written document executed by Funding and WFBNA. No amendment of this Agreement will be effective unless (a) Funding has given prior notice of the amendment to the Issuer, the Indenture Trustee and each Note Rating Agency then rating any security issued by the Issuer and (b) the Rating Agency Condition is satisfied with respect to such amendment. Funding must send a copy of each amendment of this Agreement to the Issuer, the Indenture Trustee and each Note Rating Agency then rating any security issued by the Issuer. A Supplemental Conveyance, Reassignment, or any other document executed in connection with a sale or reassignment under this Agreement, will amend this Agreement, but will not require satisfaction of the conditions specified in this Section 9.01.

Section 9.02.     GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

(a)    THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO OR IN CONNECTION WITH THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES, AND/OR THE

INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)    EACH PARTY HERETO, AND THE NOTEHOLDER BY ACCEPTING THEIR INTEREST IN THE NOTES, HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THEM PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT; PROVIDED, THAT EACH PARTY HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE BOROUGH OF MANHATTAN IN NEW YORK CITY; PROVIDED FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE FUNDING FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE RECEIVABLES OR ANY SECURITY FOR THE OBLIGATIONS OF WFBNA ARISING HEREUNDER OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF FUNDING. EACH PARTY HERETO SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT ITS ADDRESS DETERMINED IN ACCORDANCE WITH SECTION 9.03 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID. NOTHING IN THIS SECTION 9.02 SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c)    BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM, THE PARTIES HERETO AND THE NOTEHOLDER BY ACCEPTING

THEIR INTEREST IN THE NOTES WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. NOTHING IN THIS SECTION 9.02(c) SHALL LIMIT THE RIGHTS OF ANY REQUESTING PARTY PURSUANT TO SECTION 6.03.

Section 9.03.    Notices. All notices and other communications under this Agreement must be in writing and will be considered effective when delivered (or in the case of electronic transmission, when received) by hand, by courier, by overnight delivery service, or by certified mail, return receipt requested and postage prepaid, or sent by electronic transmission:

(a)	in the case of WFBNA, to

Wells Fargo Bank, National Association
550 South Tryon Street
Charlotte, North Carolina 28202
Attention: Corporate Treasury - Global Funding
Email: WFBNAWFCITSeller@wellsfargo.com

with a copy to:

Wells Fargo Legal Department
401 South Tryon Street, 26th Floor
Charlotte, North Carolina 28202-4200
MAC D1050-266
Attn: Jeff Blake, Esq.
Email: jeff.blake@wellsfargo.com

(b)	in the case of Funding, to

WF Card Funding, LLC
550 South Tryon Street, Floor 18
D1086-180
Charlotte, North Carolina 28202
Attention: Corporate Treasury - Global Funding
Telephone: 866-263-3059
Email: WFCardFunding@wellsfargo.com

with a copy to:

Wells Fargo Legal Department
401 South Tryon Street, 26th Floor
Charlotte, North Carolina 28202-4200
MAC D1050-266
Attn: Jeff Blake, Esq.
Email: jeff.blake@wellsfargo.com

(c)	in the case of the Issuer, to:

WF Card Issuance Trust
c/o Wilmington Trust, National Association, as owner trustee
1100 North Market Street
Wilmington, Delaware 19890-0001
Attention: Corporate Capital Markets
Telephone: 302-636-6000
Email: jluce@wilmingtontrust.com

(d)	in the case of the Indenture Trustee, to:

U.S. Bank Trust Company, National Association
One Federal Street 3rd Floor
Boston, Massachusetts 02110
Attention: WF Card Issuance Trust
Telephone: 617-603-6888
Email: kevin.blanchard@usbank.com

Any of these entities may designate a different address in a written notice to the others under this Section 9.03.

Section 9.04.    Severability. If any part of this Agreement is held to be invalid or otherwise unenforceable, the rest of this Agreement will be considered severable and will continue in full force.

Section 9.05.    Assignment. No party can assign any interest in this Agreement, except that (a) Funding may assign its interest in this Agreement to the Issuer under the Transfer Agreement and the Issuer may pledge and assign its interest to the Indenture Trustee under the Indenture and (b) each of WFBNA or Funding may assign its interest in this Agreement to any other Person if (i) at least ten (10) days prior to the assignment, notice is given to the other party, the Issuer, the Indenture Trustee, and each Note Rating Agency then rating any security issued by Issuer, (ii) WFBNA or Funding, as non-assigning party, as applicable, gives its prior written approval to the assignment, and (iii) the Rating Agency Condition is satisfied with respect to such assignment.

Section 9.06.    Acknowledgement of WFBNA. WFBNA acknowledges that Funding intends to assign all of its right, title, and interest in, to, and under this Agreement and the Purchased Assets to the Issuer under the Transfer Agreement and the Issuer intends to pledge or assign all of its right, title, and interest in, to and under this Agreement and the Purchased Assets to the Indenture Trustee under the Indenture, and WFBNA consents to each such pledge and assignment. WFBNA will have no remedy against Funding under this Agreement other than a claim for money damages and then only to the extent of funds available to Funding. WFBNA must not assert any claim to or interest in any Purchased Asset and must not take any action that would interfere with the receipt of Collections on the Purchased Assets by Funding or the Issuer under the Transfer Agreement or the Indenture Trustee under the Indenture. If any amount payable by WFBNA to Funding under this Agreement in turn must be paid by Funding to the Issuer, the Servicer or the Indenture Trustee under any of the Transfer Agreement, the Servicing Agreement or the Indenture, as applicable, and if Funding directs, WFBNA must pay that amount directly to such Person as directed by Funding.

Section 9.07.    Further Assurances. Each party must take all actions that are reasonably requested by each other party hereto to effect more fully the purposes of this Agreement.

Section 9.08.    No Waiver; Cumulative Remedies. No failure to exercise or delay in exercising any right or remedy under this Agreement will effect a waiver of that right or remedy. No single or partial exercise of any right or remedy under this Agreement will preclude any other or further exercise of that right or remedy or any other right or remedy. Except as otherwise expressly provided, the rights and remedies under this Agreement are cumulative and not exhaustive.

Section 9.09.    Counterparts. This Agreement may be executed in any number of counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Delivery by electronic transmission of an executed counterpart of a signature page to this Agreement and each other document delivered in accordance with, or pursuant to the terms hereof, shall be effective as delivery of an original executed counterpart of this Agreement and such other document. Any party hereto may also require that any such documents and signatures delivered by electronic transmission be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by electronic transmission.

Section 9.10.    Binding Effect; Third-Party Beneficiaries. This Agreement benefits and is binding on the parties and their respective successors and permitted assigns. The Issuer, the Servicer and the Indenture Trustee are third-party beneficiaries of this Agreement. Each of WFBNA and Funding hereby agrees to deliver to the Issuer and the Indenture Trustee a copy of all notices, opinions, agreements, certificates and documents to be delivered by it hereunder. Except as otherwise provided in this Article IX, no other Person will have any right or obligation hereunder.

Section 9.11.    Merger and Integration. This Agreement contains all of the terms and conditions relating to its subject matter to which the parties have agreed. All prior understandings of any kind are superseded by this Agreement.

Section 9.12.    Headings. The headings are for reference only and must not affect the interpretation of this Agreement.

Section 9.13.    Schedules, Exhibits and Annexes. All schedules, exhibits and annexes are fully incorporated into this Agreement.

Section 9.14.    Survival of Representations and Warranties. All representations, warranties, and covenants in this Agreement will survive the transfer of the Purchased Assets to Funding, the sale of the Purchased Assets to the Issuer under the Transfer Agreement and the pledge of the Purchased Assets to the Indenture Trustee for the benefit of the Noteholders under the Indenture.

Section 9.15.    Nonpetition Covenant. Notwithstanding any prior termination of this Agreement, to the fullest extent permitted by law, WFBNA must not file, commence, join, or acquiesce in a petition or a proceeding, or cause Funding to file, commence, join, or acquiesce in a petition or a proceeding, that causes (a) Funding to be a debtor under any Debtor Relief Law or (b) a trustee, conservator, receiver, liquidator, or similar official to be appointed for Funding or any substantial part of any of its property.

Executed as of this 14th day of November 2023.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Kristine Kinzle
Name: Kristine Kinzle
Title: Executive Director

WF CARD FUNDING, LLC

By:	/s/ Bryant Owens
Name: Bryant Owens
Title: President

[Signature Page to Receivables Purchase Agreement]

EXHIBIT A

FORM OF SUPPLEMENTAL CONVEYANCE

This Supplemental Conveyance No. [___] (this “Supplemental Conveyance”) is made as of [__________ __, 20__], between Wells Fargo Bank, National Association, a national banking association (“WFBNA”), and WF Card Funding, LLC, a Delaware limited liability company (“Funding”).

BACKGROUND

WFBNA and Funding are designating additional credit card accounts under the Receivables Purchase Agreement, dated as of November 14, 2023, between WFBNA and Funding (as amended, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”).

AGREEMENT

In consideration of the mutual promises in this Supplemental Conveyance and for other valuable consideration, the receipt and adequacy of which are acknowledged, the parties agree to the following:

1.    Defined Terms and Rules of Construction. Each capitalized term is defined in this Section 1, or if not defined here, in the Receivables Purchase Agreement. Rules of construction in the Receivables Purchase Agreement apply in this Supplemental Conveyance. The following definitions apply in this Supplemental Conveyance:

“Addition Date” means, for the Additional Accounts, the opening of business on [__________ __, 20__].

“Addition Representation Date” means, with respect to Additional Accounts designated hereby, [________ __, 20__].

“Additional Account” means each credit card account that is designated as an Account under this Supplemental Conveyance and that is identified on Schedule 1 to this Supplemental Conveyance. The term “Additional Account” shall include any Transferred Account relating to any such Additional Account.

“Additional Purchased Assets” has the meaning set forth in subsection 3(a).

“Funding” has the meaning set forth in the first paragraph of this Supplemental Conveyance.

“Receivables Purchase Agreement” has the meaning set forth above under the heading “Background.”

“Supplemental Conveyance” has the meaning set forth in the first paragraph of this document.

“WFBNA” has the meaning set forth in the first paragraph of this Supplemental Conveyance.

2.    Designation of Additional Accounts. The Additional Accounts identified on Schedule 1 to this Supplemental Conveyance are designated as Accounts under this Supplemental Conveyance and the Receivables Purchase Agreement from and after the Addition Date. Schedule 1 is fully incorporated into this Supplemental Conveyance and the Receivables Purchase Agreement and supplements the Account Schedule under the Receivables Purchase Agreement from and after the Addition Date.

3.    Sale of Additional Purchased Assets.

(a)    In consideration of Funding’s payment of each related Purchase Price under the Receivables Purchase Agreement, WFBNA hereby sells and assigns to Funding, without recourse, all of WFBNA’s right, title and interest in, to, and under (i) the Receivables existing on the Addition Date and arising after the Addition Date in each Additional Account, (ii) all monies due or to become due with respect to such Receivables (including Finance Charge Receivables), (iii) all Interchange, Insurance Proceeds, and Recoveries allocable to the Receivables, (iv) all Collections on the Receivables, and (v) all proceeds of any of this property (collectively, the “Additional Purchased Assets”). Funding hereby accepts the Additional Purchased Assets sold under this Supplemental Conveyance.

(b)    WFBNA must take all actions relating to this sale of the Additional Purchased Assets that are required under subsections 2.01(c), (d), and (e) of the Receivables Purchase Agreement.

(c)    The parties intend that the transfer of the Additional Purchased Assets by WFBNA to Funding be an absolute sale conveying good title, free and clear of any liens, claims, encumbrances, or rights of others, from WFBNA to Funding, and not a secured borrowing. If the transaction under this Supplemental Conveyance were determined to be a secured borrowing or other loan rather than an absolute sale despite this expressly stated intent of the parties, then this Supplemental Conveyance shall constitute a security agreement under applicable law, and WFBNA shall be deemed to have granted, and does hereby grant to Funding a first priority security interest in all of WFBNA’s right, title, and interest, whether now owned or hereafter acquired, in, to, and under the Additional Purchased Assets to secure WFBNA’s obligations under this Supplemental Conveyance and the Receivables Purchase Agreement. This grant is a protective measure and must not be construed as evidence of any intent contrary to the one expressed in this paragraph.

4.    Representations and Warranties of WFBNA. WFBNA acknowledges its representations and warranties relating to the Additional Accounts that are made on the Addition Date under Sections 4.01 and 4.02 of the Receivables Purchase Agreement.

5.    Ratification. This Supplemental Conveyance supplements the Receivables Purchase Agreement from and after the Addition Date, and the parties ratify the Receivables Purchase Agreement as supplemented by this Supplemental Conveyance.

6.    Counterparts. This Supplemental Conveyance may be executed in any number of counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Delivery by electronic transmission of an executed counterpart of a signature page to this Supplemental Conveyance and each other document delivered in accordance with, or pursuant to the terms hereof, shall be effective as delivery of an original executed counterpart of this Supplemental Conveyance and such other document. Any party hereto may also require that any such documents and signatures delivered by electronic transmission be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by electronic transmission.

Each party must take all actions that are reasonably requested by the other party to effect more fully the purposes of this Supplemental Conveyance.

7.    GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

(a)    THIS SUPPLEMENTAL CONVEYANCE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO OR IN CONNECTION WITH THIS SUPPLEMENTAL CONVEYANCE AND THE RECEIVABLES PURCHASE AGREEMENT, THE RELATIONSHIP OF THE PARTIES, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)    EACH PARTY HERETO, AND THE NOTEHOLDERS BY ACCEPTING THEIR INTEREST IN THE NOTES, HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THEM PERTAINING TO THIS SUPPLEMENTAL CONVEYANCE OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL CONVEYANCE; PROVIDED, THAT EACH PARTY HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE BOROUGH OF MANHATTAN IN NEW YORK CITY; PROVIDED FURTHER, THAT NOTHING IN THIS SUPPLEMENTAL CONVEYANCE SHALL BE DEEMED OR OPERATE TO PRECLUDE FUNDING FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE RECEIVABLES OR ANY SECURITY FOR THE OBLIGATIONS OF WFBNA ARISING HEREUNDER OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN

FAVOR OF FUNDING. EACH PARTY HERETO SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT ITS ADDRESS DETERMINED IN ACCORDANCE WITH SECTION 9.03 OF THE RECEIVABLES PURCHASE AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID. NOTHING IN THIS SECTION 7 SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c)    BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM, THE PARTIES HERETO AND THE NOTEHOLDERS BY ACCEPTING THEIR INTEREST IN THE NOTES WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS SUPPLEMENTAL CONVEYANCE OR THE TRANSACTIONS CONTEMPLATED HEREBY. NOTHING IN THIS SECTION 7 SHALL LIMIT THE RIGHTS OF ANY REQUESTING PARTY PURSUANT TO SECTION 6.03 OF THE RECEIVABLES PURCHASE AGREEMENT.

[The rest of this page is left blank intentionally.]

Executed as of this [___] day of [__________].

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

WF CARD FUNDING, LLC

By:
Name:
Title:

SCHEDULE 1 TO SUPPLEMENTAL CONVEYANCE

ADDITIONAL ACCOUNTS

EXHIBIT B

FORM OF REASSIGNMENT OF RECEIVABLES

IN REMOVED ACCOUNTS

(As required by Section 2.03 of the Receivables Purchase Agreement)

Reassignment No. [__] (this “Reassignment”) of Receivables in Removed Accounts dated as of [_______ __, 20__] by and among WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as (“WFBNA”), and WF CARD FUNDING, LLC, a Delaware limited liability company (the “Funding”), pursuant to the Receivables Purchase Agreement referred to below.

WITNESSETH:

WHEREAS WFBNA and Funding are parties to the Receivables Purchase Agreement, dated as of November 14, 2023 (as it may be amended and supplemented from time to time the “Receivables Purchase Agreement”);

WHEREAS pursuant to the Receivables Purchase Agreement, WFBNA wishes to remove from Funding all Reassigned Assets owned by Funding in certain designated Accounts and to cause Funding to reconvey the Reassigned Assets of such Removed Accounts, whether now existing or hereafter created, from Funding to WFBNA; and

WHEREAS Funding is willing to accept such designation and to reconvey the Reassigned Assets in the Removed Accounts subject to the terms and conditions hereof;

NOW, THEREFORE, WFBNA and Funding hereby agree as follows:

1.    Defined Terms. All terms defined in the Receivables Purchase Agreement and used herein shall have such defined meanings when used herein, unless otherwise defined herein.

“Reassigned Assets” has the meaning set forth in subsection 3(a).

“Removal Cut-Off Date” means, with respect to the Removed Accounts [______________, 20__].

“Removal Date” means, with respect to the Removed Accounts designated hereby, [___________, 20__].

“Removed Account” means each credit card account that is designated as a Removed Account under this Reassignment and that is identified on Schedule 1 to this Reassignment.

2.    Designation of Removed Accounts. The Removed Accounts identified on Schedule 1 to this Reassignment are no longer designated as Accounts under the Receivables Purchase

Agreement from and after the Removal Date. Schedule 1 is fully incorporated into this Reassignment and the Receivables Purchase Agreement and supplements the Account Schedule under the Receivables Purchase Agreement from and after the Removal Date.

3.    Conveyance of Reassigned Assets.

(a)    In consideration of WFBNA’s payment for the Reassigned Assets, Funding hereby sells and assigns to WFBNA, without recourse, all of Funding’s right, title and interest of in, to, and under (i) the Receivables existing on the Removal Date and arising after the Removal Date in each Removed Account, (ii) all monies due or to become due with respect to such Receivables (including all Finance Charge Receivables) in such Removed Accounts, (iii) all Interchange, Insurance Proceeds, and Recoveries allocable to such Receivables in such Removed Accounts, (iv) all Collections on such Receivables in such Removed Accounts, and (v) all proceeds of any of the foregoing property (collectively, the “Reassigned Assets”).

(b)    In connection with such transfer, Funding agrees to execute and deliver to WFBNA on or prior to the date this Reassignment is delivered, applicable termination statements prepared by WFBNA with respect to the Reassigned Assets related to Removed Accounts existing on the Removal Cut-Off Date and thereafter created from time to time in the Removed Accounts reassigned hereby and the proceeds thereof evidencing the release by Funding of its interest in the Reassigned Assets in the Removed Accounts, and meeting the requirements of applicable state law, in such manner and such jurisdictions as are necessary to terminate such interest.

4.    Representations and Warranties of WFBNA. WFBNA hereby represents and warrants to Funding as of the Removal Date:

(a)    Legal Valid and Binding Obligation. This Reassignment, assuming due authorization, execution and delivery by the other party hereto, constitutes a legal, valid and binding obligation of WFBNA enforceable against WFBNA in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws or general principles of equity.

(b)    List of Removed Accounts. The list of Removed Accounts attached hereto as Schedule 1, is an accurate and complete listing in all material respects of all the Removed Accounts as of the Removal Cut-Off Date.

5.    Ratification. This Reassignment supplements the Receivables Purchase Agreement from and after the Removal Date, and the parties ratify the Receivables Purchase Agreement as supplemented by this Reassignment.

6.    Counterparts. This Reassignment may be executed in any number of counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Delivery by electronic transmission of an executed counterpart of a signature page to this Reassignment and each other document delivered in accordance with, or pursuant to the terms hereof, shall be effective as delivery of an original executed counterpart of this Reassignment and such other document. Any party hereto may also require that any such documents and signatures delivered by electronic transmission be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by electronic transmission.

7.    GOVERNING LAW.

(a)    THIS REASSIGNMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO OR IN CONNECTION WITH THIS REASSIGNMENT AND THE RECEIVABLES PURCHASE AGREEMENT, THE RELATIONSHIP OF THE PARTIES, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)    EACH PARTY HERETO, AND THE NOTEHOLDERS BY ACCEPTING THEIR INTEREST IN THE NOTES, HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THEM PERTAINING TO THIS REASSIGNMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS REASSIGNMENT; PROVIDED, THAT EACH PARTY HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE BOROUGH OF MANHATTAN IN NEW YORK CITY; PROVIDED FURTHER, THAT NOTHING IN THIS REASSIGNMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE FUNDING FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE RECEIVABLES OR ANY SECURITY FOR THE OBLIGATIONS OF WFBNA ARISING HEREUNDER OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF FUNDING. EACH PARTY HERETO SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT ITS ADDRESS DETERMINED IN ACCORDANCE WITH SECTION 9.03 OF THE RECEIVABLES PURCHASE AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID. NOTHING IN THIS SECTION 7 SHALL AFFECT THE RIGHT OF ANY PARTY

HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c)    BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM, THE PARTIES HERETO AND THE NOTEHOLDERS BY ACCEPTING THEIR INTEREST IN THE NOTES WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS REASSIGNMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. NOTHING IN THIS SECTION 7 SHALL LIMIT THE RIGHTS OF ANY REQUESTING PARTY PURSUANT TO SECTION 6.03 OF THE RECEIVABLES PURCHASE AGREEMENT.

Executed as of this [__] day of [_____], 20[__].

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

WF CARD FUNDING, LLC

By:
Name:
Title:

SCHEDULE 1

TO REASSIGNMENT AGREEMENT

REMOVED ACCOUNTS

S-1

SCHEDULE 5.02

REQUIREMENTS OF FDIC RULE

As required by the FDIC Rule:

(a)    As used in this Schedule, references to (i) “sponsor” means WFBNA, (ii) “issuing entity” means WF Card Funding, LLC, the Issuer and each other transferee of the Purchased Assets that is an “issuing entity” as defined in the FDIC Rule, (iii) “servicer” means the Servicer and each other “servicer” of the financial assets within the meaning of the FDIC Rule, (iv) “obligations” or “securitization obligations” means the notes issued by the Issuer pursuant to the Indenture, and (v) “financial assets” and “securitized financial assets” means the Purchased Assets.

(b)    The issuing entity shall make available to investors, information describing the financial assets, obligations, capital structure, compensation of relevant parties, and relevant historical performance data set forth below:

(i)    On or prior to issuance of obligations and at the time of delivery of any periodic distribution report and, in any event, at least once per calendar quarter, while obligations are outstanding, information about the obligations and the securitized financial assets shall be disclosed to all potential investors at the financial asset or pool level, as appropriate for the financial assets, and security-level to enable evaluation and analysis of the credit risk and performance of the obligations and financial assets. Such information and its disclosure, at a minimum, shall comply with the requirements of Regulation AB or any successor disclosure requirements for public issuances, even if the obligations are issued in a private placement or are not otherwise required to be registered; provided that information that is unknown or not available to the sponsor or the issuing entity after reasonable investigation may be omitted if the issuing entity includes a statement in the offering documents disclosing that the specific information is otherwise unavailable;

(ii)    On or prior to issuance of obligations, the structure of the securitization and the credit and payment performance of the obligations shall be disclosed, including the capital or tranche structure, the priority of payments and specific subordination features; representations and warranties made with respect to the financial assets, the remedies for and the time permitted for cure of any breach of representations and warranties, including the repurchase of financial assets, if applicable; liquidity facilities and any credit enhancements permitted by the FDIC Rule, any waterfall triggers or priority of payment reversal features; and policies governing delinquencies, servicer advances, loss mitigation, and write-offs of financial assets;

(iii)    While obligations are outstanding, the issuing entity shall provide to investors information with respect to the credit performance of the obligations

S.5.02-1

and the financial assets, including periodic and cumulative financial asset performance data, delinquency and modification data for the financial assets, substitutions and removal of financial assets, servicer advances, as well as losses that were allocated to such tranche and remaining balance of financial assets supporting such tranche, if applicable, and the percentage of each tranche in relation to the securitization as a whole; and

(iv)    The nature and amount of compensation paid to the originator, sponsor, rating agency or third-party advisor, any mortgage or other broker, and the servicer(s), and the extent to which any risk of loss on the underlying assets is retained by any of them for such securitization shall be disclosed. Issuer shall provide to investors while any obligations are outstanding any changes to such information and the amount and nature of payments of any deferred compensation or similar arrangements to any of the parties.

(c)    The sponsor shall separately identify in its financial asset data bases the financial assets transferred into any securitization and maintain an electronic or paper copy of the closing documents for each securitization in a readily accessible form a current list of all its outstanding securitizations and issuing entities and the most recent Form 10-K if applicable or other periodic financial report for each securitization and issuing entity.

S.5.02-2